Appendix C
                 To Transfer Agency and Administrative Agreement
                        Between Accessor Funds, Inc. and
                         Accessor Capital Management LP
                             As Amended May 21, 2004
                          As amended February 17, 2007
                           As amended October 8, 2007
                          As amended December 13, 2007

                                  Fee Schedule

FEES:
Maintenance Fee Per Class of Shares Per Fund:

Growth, Value, Small to Mid Cap and International Equity Funds (Equity Funds):

Each Fund shall pay an annual maintenance fee of 0.15% of its' average daily net assets of each Fund, which fee shall be calculated daily and billed monthly.

Strategic Alternatives Fund

The Strategic Alternatives Fund shall pay an annual maintenance fee of 0.14% of its average daily net assets of the Fund, which fee shall be calculated daily and billed monthly.

High Yield Bond, Intermediate Fixed-Income, Short-Intermediate Fixed-Income, and Mortgage Securities Funds (Fixed-Income Funds):

Each Fund shall pay an annual maintenance fee of 0.13% of its' average daily net assets of each Fund, which fee shall be calculated daily and billed monthly.

Limited Duration U.S. Government Fund
Total Return Fund

The Limited Duration U.S. Government Fund and the Total Return Fund shall pay an annual maintenance fee of 0.08% of its' average daily net assets of each Fund, which fee shall be calculated daily and billed monthly.

U.S. Government Money Fund:

The U.S. Government Money Fund shall pay an annual maintenance fee of 0.05% of its' average daily net assets of each Fund, which fee shall be calculated daily and billed monthly.

Accessor Allocation Funds:

The Accessor Allocation Funds shall pay no annual maintenance fee.

OUT-OF-POCKET EXPENSES: Each Fund shall pay the following out-of-pocket expenses as they relate to work performed pursuant to this agreement, as follows:

1) Statement Outsourcing fees including postage charges, paper and envelopes and service charges for any necessary statement revisions (currently the Toledo Group);
2) Cost of postage incurred by ACM for mailing any correspondence or statements and confirms independent of an outsource firm;
3) Cost of special mailing/delivery services (including but not limited to U.P.S., Federal Express, Airborne and/or messenger services);
4)   Cost of Fund stationery and envelopes;
5) All Bank Activity Charges for all Transfer Agent associated bank accounts (currently Bank of America); 6) Cost of all tax reporting forms and outsource services pertaining to the processing and delivery of tax reporting;
7) Blue Sky Expenses including costs of filing fees, postage, mailings, special mailings, paper, copying, cost of software or annual software maintenance fees and any other out-of-pocket expenses pertaining to Blue Sky administration;
8) Anti-Money Laundering Expenses including cost of software or maintenance of software services; cost of services for verifying shareholder data (currently Choice Point, Lexis Nexus, PA Compliance and Bridger), AML audit costs, staff education (for AML related matters only) or other items necessary to meet the requirements of the Accessor Funds Anti-Money Laundering Policies and Procedures or applicable federal or state regulations.


Accessor Capital Management LP              ACCESSOR FUNDS, INC.
By:  Accessor Capital Corporation
Its Managing General Partner


By:                                         By:
   ------------------------------------        --------------------------------
Name:                                       Name:
     ----------------------------------          ------------------------------
Title:                                      Title:
      ---------------------------------           -----------------------------